                                                                    EXHIBIT 99.1

                       FIRST AMENDMENT TO THIRD AMENDED
                         AND RESTATED CREDIT AGREEMENT



     THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment") is made as of the 31/st/ day of March, 1998, by and among Charles
E. Smith Residential Realty L.P., a Delaware limited partnership (the "Borrower"), PNC Bank, National Association, as Administrative Agent and as a Bank, NationsBank, N.A., as Syndication Agent and as a Bank, and U.S. Bank National Association, as Documentation Agent and as a Bank.

                             W I T N E S S E T H:

     WHEREAS, as of February 26, 1998, the above-referenced parties entered into the Third Amended and Restated Credit Agreement (the "Agreement") which provides for a $250,000,000 unsecured revolving line of credit to be made available by the Banks to the Borrower; and

     WHEREAS, the parties have agreed to amend the Agreement to reflect certain matters which have been agreed to by the parties, including, without limitation, an increase in the amount of the Commitments (as hereinafter defined) to $300,000,000, and an increase in the amount of the Commitment of PNC Bank, National Association, from $150,000,000 to $200,000,000.

     NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

     1. All capitalized terms employed herein shall have the meanings ascribed thereto in the Agreement unless defined to the contrary herein.

     2. The definition of the term "Applicable Margin" is hereby amended to provide in full as follows:

          "Applicable Margin" means, with respect to each Loan during any period
           -----------------
when neither CESRRI nor Borrower maintains the Investment Grade Ratings, the respective percentages per annum determined, based on the range into which Borrower's Leverage Ratio then falls, in accordance with the table set forth below. Any change in Borrower's Leverage Ratio causing it to move to a different range on the table shall effect a change in the Applicable Margin, effective on the earlier of (i) the date of the Compliance Certificate reflecting such change in the Leverage Ratio, or (ii) the last day on which a Compliance Certificate is required to be delivered to the Administrative Agent in accordance with the provisions hereof:

                          Applicable
                          Margin for             Applicable
Range of                  Base Rate              Margin for Euro-
Borrower's                Loans                  Dollar Loans
Leverage Ratio            (% per annum)          (% per annum)
--------------            -------------          -------------
Less than 25%             0.0                    0.75

Greater than or
 equal to 25%
 and less than 35%        0.0                    0.85


Greater than or
 equal to 35%
 and less than 45%        0.0                    0.95


Greater than or
 equal to 45%
 and less than 55%        0.0                    1.10


     During any period when either CESRRI or Borrower shall maintain the Investment Grade Ratings, "Applicable Margin" shall mean, with respect to each Loan, the respective percentages per annum, determined, at any time, based on the Credit Ratings then applicable, in accordance with the table set forth below.

                          Applicable
                          Margin for             Applicable
Credit Rating             Base Rate              Margin for Euro-
(S&P/Moody's              Loans                  Dollar Loans
Ratings)                  (% per annum)          (% per annum)
-----------------         -------------          -------------

A-/A3 or higher           0.0                    0.60

BBB+/Baa1                 0.0                    0.70

BBB/Baa2                  0.0                    0.80

BBB-/Baa3                 0.0                    0.90


If Borrower or CESRRI, as applicable, shall maintain two (2) Credit Ratings, and such ratings are not equivalent, Applicable Margin shall be based upon the lower of the two ratings. In the event that Borrower or CESRRI, as applicable, receives more than two (2) Credit Ratings, and such ratings are not equivalent, the Applicable Margin shall be determined by the lower of the two (2) highest ratings, provided that at least one (1) of such highest ratings shall be a Credit Rating from S&P or Moody's. In the event that at least one (1) of the two (2) highest ratings shall not be a Credit Rating from S&P or Moody's, then the Applicable Margin shall be determined by the lowest of the ratings. In the event that only one of the Rating Agencies shall have set Borrower's or CESRRI's Credit Rating, or Borrower or CESRRI, as applicable, shall not maintain the Investment Grade Ratings, then the Applicable Margin shall be based on Borrower's Leverage Ratio as set forth above. Notwithstanding anything contained to the contrary, the Borrower shall always have the right to elect that the Applicable Margin be determined based upon its Leverage Ratio by written notice to the Administrative Agent with such election to become effective upon the next Domestic Business Day following receipt of such notice by Administrative Agent. Any change in the Applicable Margin resulting from a change in a Credit Rating shall become effective on the effective date of the change in the applicable Credit Rating.

     3. The definition of the term "Budgeted Project Costs" is hereby amended to provide in full as follows:

          "Budgeted Project Costs" means with respect to Properties under
           ----------------------
Development, the budgeted cost of completion of such Properties under Development, provided that the budgeted costs shall include projected operating deficits through completion and the projected date of occupancy of seventy-five percent (75%) of the dwelling units and provided further that, for Properties under Development by Investment Affiliates, the Budgeted Project Costs shall be the Borrower's share of the budgeted costs of completion (based on the greater of (x) the Borrower's percentage equity interest in the Investment Affiliates or
(y) the Borrower's obligation to provide funds to the Investment Affiliates, which could include, for example, completion guaranties).

     4. The definition of the term "Cash and Cash Equivalents" is hereby amended to provide in full as follows:

          "Cash and Cash Equivalents" shall mean (i) cash, (ii) direct
           -------------------------
obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Federal government-sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, Domestic and Euro-Dollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody's and/or guaranteed by a Person maintaining an Aa2 rating by Moody's, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank),
(v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody's and/or guaranteed by a Person maintaining an Aa2 rating by Moody' s, an AA rating by S&P or better rated credit, (vi) obligations issued by state and local governments or their agencies, rated at least MIG-1 by Moody's and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a "Cash or Cash Equivalent" if at any time any such bank shall cease to be an Approved Bank), and (vii) repurchase agreements with Approved Banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping.

     5. The definition of the term "Closing Date" is hereby amended to provide in full as follows:

          "Closing Date" means March 2, 1998.

     6. The definition of the term "Commitment" is hereby amended to provide in full as follows:

          "Commitment" means, with respect to each Bank, the amount set forth
           ----------
opposite the name of such Bank on Schedule I hereto (and, for each Bank which is an Assignee, the amount set forth in the Assignment and Assumption Agreement entered into pursuant to Section 9.6(c) as the Assignee's commitment), as such amount may be reduced or increased from time to time pursuant to the provisions hereof, which Commitments, on the Effective Date, aggregate the sum of Three Hundred Million Dollars ($300,000,000).

     7. Subparagraph h of the definition of the term "Permitted Liens" is hereby amended to provide in full as follows:

          h. Liens in favor of the Borrower or any Consolidated Subsidiary against any Property of any other Consolidated Subsidiary of the Borrower, provided that (i) the Property is located in the District of Columbia, (ii) the amount secured by all such Liens does not exceed twenty percent (20%) of the Unencumbered Asset Value, (iii) if the secured indebtedness is held by a Consolidated Subsidiary, such Consolidated Subsidiary shall execute and deliver a Guaranty to the Administrative Agent, (iv) the Administrative Agent on behalf of the Banks shall be granted a first-lien security interest in the Lien and the documents evidencing the indebtedness secured thereby upon terms and conditions reasonably acceptable to the Administrative Agent, and (v) the Borrower shall deliver to the Administrative Agent such due diligence materials and opinion letters concerning the execution of such security documents as the Administrative Agent reasonably shall request.

     8. The definition of the term "Qualifying Unencumbered Property" is hereby amended to provide in full as follows:

          "Qualifying Unencumbered Property" means any Property from time to
           --------------------------------
time which (i) is an operating and primarily multifamily residential Property wholly-owned in fee simple absolute by Borrower, or a Consolidated Subsidiary, provided that (A) the ownership interest in any such Property may be held pursuant to a Qualifying Ground Lease, (B) the Worldgate Retail Property may qualify as a Qualifying Unencumbered Property even though it is not a multi-family residential Property as long as it satisfies the other requirements hereof, and (C) any Property owned by a Consolidated Subsidiary that is not wholly-owned by the Borrower and CESRRI may be included as a Qualifying Unencumbered Property as long as all such Properties which are owned by Subsidiaries which are not wholly-owned by the Borrower and CESRRI in the aggregate do not exceed twenty-five percent (25%) of Unencumbered Asset Value,
(ii) is not subject (nor are any equity interests in such Property subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, or to any agreement which, with the passage of time or the occurrence of any condition, would result in a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property subject) to any covenant, condition, or other restriction which prohibits or limits the sale of, or the creation or assumption of any Lien upon such Property, except for any Restricted Asset as long as the Restricted Asset Penalties do not exceed the limitations set forth in (x) below, and also provided that a general limitation on the amount of Secured Debt which may be incurred or certain ratios relating to Secured Debt shall not be construed to constitute a covenant, condition or other restriction which prohibits or limits the creation or assumption of any Lien on such Property,
(iv) shall be an institutional-class Property, (v) shall have been substantially completed, shall be free from all material structural and title defects and shall not be subject to any material renovation project, as certified in writing by the Borrower to the Administrative Agent, (vi) shall be free from any Materials of Environmental Concern, in violation of any Environmental Laws, as certified in writing by the Borrower to the Administrative Agent and as verified by an environmental assessment report, unless such verification shall be waived by Administrative Agent in writing, (vii) is occupied by tenants under bona fide leases occupying at least eighty-five percent (85%) of the residential units, provided that Properties which are less than eighty-five percent (85%) occupied may be included as Qualifying Unencumbered Properties, as long as such Properties do not exceed thirty percent (30%) of Unencumbered Asset Value,
(viii) does not, in the case of any single Property, represent more than twenty percent (20%) of the Unencumbered Asset Value, except for the Lincoln Towers Property and any other Property approved by the Required Banks, (ix) is located in an Approved CMSA, provided that Properties located in Approved CMSA's other than the Washington/Baltimore CMSA shall not exceed fifty-percent (50%) of Unencumbered Asset Value, and (x) may constitute a Restricted Asset, provided, however, a Property shall not constitute a Qualifying Unencumbered Property to the extent that the addition of such Property to the Qualifying Unencumbered Properties would cause the Restricted Asset Penalties to exceed seven and one-half percent (7.5%) of the Unencumbered Asset Value. Notwithstanding the foregoing limitations, any other Property shall constitute a Qualifying Unencumbered Property if it has been so approved by the Required Banks in their sole and absolute discretion.

     8. The definition of the term "Syndication Period" is hereby amended to provide in full as follows:

          "Syndication Period" means the period beginning on the Effective Date
           ------------------
and ending on the earlier of (i) the date which is one-hundred twenty days following the Effective Date or (ii) the date on which PNC shall have reduced its Commitment to a maximum of $55,000,000.

     9.   Section 2.1(b) is hereby amended to provide in full as follows:

          (b) If at any time the outstanding principal balance of the Loans and the Letter of Credit Usage exceeds the Loan Availability, Borrower shall submit to the Administrative Agent, not later than fifteen (15) days following written notice from the Administrative Agent to Borrower (which notice Administrative Agent shall send to the Borrower promptly following receipt of a Compliance Certificate reflecting such excess borrowing condition, and copy of which notice shall be sent promptly by the Administrative Agent to each Bank) of the existence of such excess borrowing condition, a written plan pursuant to which Borrower shall cause such excess borrowing condition to be eliminated not later than thirty
(30) days following such notice from the Administrative Agent to the Borrower, through one or both of the following means: Borrower shall (A) pay to the Administrative Agent such amounts and/or (B) designate to the Administrative Agent such additional Qualifying Unencumbered Properties as may be acceptable under Section 5.14 as are necessary so that the outstanding principal balance of the Loans and the Letter of Credit Usage does not exceed the Loan Availability. Failure by Borrower to have complied with the foregoing in a timely manner shall constitute an Event of Default without further notice or grace period hereunder. No further Borrowings shall be permitted, and the Borrower shall not cause or allow any existing Qualifying Unencumbered Property to no longer be a Qualifying Unencumbered Property, so long as such excess borrowing condition shall continue to exist. Nothing in this Section 2.1(b) shall excuse Borrower's compliance with all terms, conditions, covenants and other obligations imposed upon it under the Loan Documents during the period of such excess borrowing, nor in any manner condition or impair the Banks' rights thereunder in respect of any such breach thereof by Borrower.

     10.  Section 2.3(a) is hereby amended to provide in full as follows:

     SECTION 2.3. Money Market Borrowings.
                  -----------------------

          (a) The Money Market Option.  From time to time during the Term
              -----------------------
following the end of the Syndication Period, and provided that at such time either Borrower or CESRRI maintains the Investment Grade Ratings, the Borrower may, as set forth in this Section 2.3, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, provided that the aggregate amount of Money Market Loans shall not exceed, at any time, the lesser of (i) $150,000,000 in the aggregate outstanding, and (ii) (A) the lesser of (I) the aggregate Commitments or (II) Loan Availability, minus (B) all other Loans then outstanding and Letter of Credit Usage, and (iii) fifty percent (50%) of the lesser of (A) the aggregate Commitments or (B) Loan Availability. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan only on the last day of the Interest Period applicable thereto and any amounts so repaid may be reborrowed, up to the amount available under this
Section 2.3 or under Section 2.1, as applicable, at the time of such Borrowing, until the Domestic Business Day next preceding the Maturity Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

     11.  Section 2.5(a) is hereby amended to provide in full as follows:

     SECTION 2.5. Notes.
                  -----

          (a) The Base Rate Loans and the Euro-Dollar Loans of each Bank shall be evidenced by a single Revolving Credit Note in the amount of its Commitment payable to the order of such Bank for the account of its Applicable Lending Office. The Money Market Loans of each Bank, including each Designated Lender, shall be evidenced by a single Bid Rate Note in the amount of up to $150,000,000, payable to the order of such Bank for the account of its Applicable Lending Office.

     12.  Section 2.8(a) is hereby amended to provide in full as follows:

     SECTION 2.8. Fees.
                  ----

          (a) Facility Fee.  At any time while the  Investment Grade Ratings are
              ------------
not maintained, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee (the "Facility Fee") on the aggregate Commitments at the respective percentages per annum based upon the range into which the Borrower's Leverage Ratio then falls, in accordance with the following table. Any change in Borrower's Leverage Ratio causing it to move to a different range on the table shall effect an immediate change in the Facility Fee, effective on the earlier of (i) the date of the Compliance Certificate reflecting such change in the Leverage Ratio, or (ii) the last day on which a Compliance Certificate is required to be delivered in accordance with the provisions hereof:

                                        Facility Fee
Leverage Ratio                          (% per annum)
--------------                          -------------

Less than 25%                           0.15

Greater than or equal to 25%
 and less than 35%                      0.15

Greater than or equal to 35%
 and less than 45%                      0.20

Greater than or equal to 45%
 and less than 55%                      0.20


     During any time when either CESRRI or Borrower shall maintain the Investment Grade Ratings, "Facility Fee" shall mean a facility fee on the aggregate Commitments at the respective percentages per annum based upon the Credit Ratings then applicable in accordance with the following table.


          Credit Rating                       Facility Fee
          (S&P/Moody's Ratings)               (% per annum)
          ---------------------               -------------
          A-/A3 or higher                     0.125

          BBB+/Baa1                            0.15

          BBB/Baa2                             0.15

          BBB-/Baa3                            0.20

Any change in Credit Rating causing it to move into a different range on the table shall effect an immediate change in the applicable percentage per annum. If CESRRI or Borrower shall maintain two (2) Credit Ratings, and such ratings are not equivalent, the Facility Fee shall be based upon the lower of such Credit Ratings. In the event that CESRRI or Borrower receives more than two (2) Credit Ratings, and such ratings are not equivalent, the Facility Fee shall be determined by the lower of the two (2) highest ratings, provided that at least one of such highest Credit Ratings shall be from S&P or Moody's. In the event that at least one of the two (2) highest ratings shall not be a Credit Rating from S&P or Moody's, then the applicable percentage per annum shall be determined by the lowest of the ratings. In the event that only one (1) Rating Agency has set the Borrower's or CESRRI's Credit Rating, or CESRRI or Borrower does not maintain the Investment Grade Ratings, then the Facility Fee shall be based on Borrower's Leverage Ratio as set forth above. Notwithstanding anything herein contained to the contrary, the Borrower shall always have the right to elect that the Facility Fee be determined based upon its Leverage Ratio by written notice to Administrative Agent, with such election to become effective upon the next Domestic Business Day following receipt of such notice by the Administrative Agent. Any change in the Facility Fee resulting from a change in a Credit Rating shall become effective on the effective date of the change in the applicable Credit Rating. The Facility Fee shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 during the Term. The Facility Fee for any partial calendar quarter shall be prorated as provided in
Section 2.14.

     13.  Section 5.13(b) is hereby amended to provide in full as follows:

          (b) Indebtedness.  (i) CESRRI shall not directly or indirectly,
              ------------
create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, including, without limitation, any Contingent Obligation.

              (ii) CESRRI shall not permit any of its subsidiaries, the Borrower or any of the Borrower's Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, including, without limitation, any Contingent Obligation, except:

                   (A)  the Obligations; and

                   (B) Indebtedness which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default under any provision of this Article V.

     14.  Section 5.14(d) is hereby amended to provide in full as follows:

     (d) A Property shall cease to be included in the calculation of Unencumbered Asset Value and its Net Operating Income shall cease to be included in the calculation of Unencumbered NOI if it shall cease to be a Qualifying Unencumbered Property.

     15.  Section 9.5 is hereby amended to provide in full as follows:

     SECTION 9.5. Amendments and Waivers.
                  ----------------------

     Any provision of this Agreement or the Notes, the Letters of Credit or other Loan Documents may be amended or waived or consented to if, but only if, such amendment, waiver or consent is in writing and is signed by the Borrower, the Administrative Agent, and the Required Banks provided that no such amendment, waiver or consent with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this
Section 9.5 or any other provision of this Agreement, (v) release the Guaranties, or (vi) modify the provisions of this Section 9.5.

     16.  Section 9.6(b) is hereby amended to provide in full as follows:

          (b) Any Bank may at any time grant (i) prior to the occurrence of an Event of Default, to an existing Bank, one or more banks, finance companies, insurance companies or other financial institutions in minimum amounts of not less than $10,000,000 (or any lesser amount in the case of participations to an existing Bank or in the case of participations with respect to Money Market Loans only) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, a "Participant"), participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation
                                              --------
agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of, and subject to the restrictions with respect to, a participating interest granted in accordance with this subsection (b).

     17.  Section 9.6(c) is hereby amended to provide in full as follows:

          (c) Any Bank may at any time assign to (i) prior to the occurrence of an Event of Default, an existing Bank or one or more banks, finance companies, insurance or other financial institutions in minimum amounts of not less than Ten Million Dollars ($10,000,000) (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, an "Assignee"), all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit "E" hereto executed by such Assignee and such transferor Bank, , provided that, as long as no Event of Default shall have occurred and be continuing, any such assignment shall be subject to the prior written consent of the Administrative Agent and the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed; provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon its receipt of an Assignment and Assumption Agreement executed by a transferor Bank and an Assignee, Administrative Agent shall, if such Assignment and Assumption Agreement has been properly completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Administrative Agent's records, and (iii) give prompt notice thereof to Borrower. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee, and, if necessary, to the transferor Bank. Upon execution and delivery of such replacement Notes, the original Notes evidencing all or the portion of the Commitment being assigned shall be canceled and returned to Borrower. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section
8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

     18. Section 9.6 is hereby amended by the addition of the following as subsection (h):

          (h) Anything in this Section 9.6 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan held by it hereunder to Borrower, CESRRI or any of their respective affiliates or Subsidiaries.

     19. Exhibit F to the Agreement is hereby deleted and Exhibit F attached hereto shall be substituted therefor.

     20. Schedule I to the Agreement is hereby deleted and Schedule I attached hereto shall be substituted therefor.

     21. Except as specifically modified herein, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

     22. This Amendment may be executed by the parties hereto in multiple counterparts, and, when so executed by all of the parties, such multiple counterparts shall be deemed to constitute a single, integrated agreement.

     23. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

                         CHARLES E. SMITH RESIDENTIAL REALTY L.P.,

                              By: Charles E. Smith Residential Realty, Inc., a Maryland corporation, its general partner

                              By: W.D. Minami,
                                  --------------------------------
                                  W.D. Minami,
                                  Senior Vice President,
                                  Chief Financial Officer, and
                                  Treasurer


                              PNC BANK, NATIONAL ASSOCIATION, as
                              Administrative Agent and as a Bank


                              By: W R Lynch III
                                  --------------------------------
                                  Name:  W R Lynch III
                                         -------------------------
                                  Title: Vice President
                                         -------------------------

                              NATIONSBANK, N.A, as Syndication Agent and as a Bank

                              By:
                                  --------------------------------
                                  Name:
                                         -------------------------
                                  Title:
                                         -------------------------

                              U.S. BANK NATIONAL ASSOCIATION, as
                              Documentation Agent and as a Bank


                              By:
                                  --------------------------------
                                  Name:
                                         -------------------------
                                  Title:
                                         -------------------------

                                    CONSENT


     The undersigned, having executed and delivered the Guaranties as defined in the Credit Agreement referenced in the foregoing First Amendment to Third Amended and Restated Credit Agreement, hereby consent to the First Amendment to Third Amended and Restated Credit Agreement and to the amendments to the Credit Agreement contained therein, and hereby ratify and confirm the undersigned's obligations under the Guaranties. All references in the respective Guaranties executed by the undersigned to defined terms in the Credit Agreement are hereby amended in accordance with the First Amendment to Third Amended and Restated Credit Agreement and all references in the respective Guaranties executed by the undersigned to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by the First Amendment to Third Amended and Restated Credit Agreement.


                          METROPOLITAN ACQUISITION  FINANCE  L.P., a
                          Delaware limited partnership

                              By: SMITH SEVEN, INC., a Delaware
                              corporation, its general partner

                              By: W.D. Minami
                                 --------------------------------
                                  W.D. Minami
                                  Vice President and
                                  Treasurer


                          FIRST HERNDON ASSOCIATES L.P., a Virginia limited partnership

                              By: SMITH FIVE, INC., a Delaware
                              corporation, its general partner

                              By: W.D. Minami
                                 --------------------------------
                                 Vice President and
                                 Treasurer

                          SMITH PROPERTY HOLDINGS VAN NESS L.P.,
                          a Delaware limited partnership

                              By: SMITH SIX, INC., a Delaware
                              corporation, its general partner

                              By: W.D. Minami
                                 --------------------------------
                                  W.D. Minami
                                  Vice President and
                                  Treasurer


                          SMITH PROPERTY HOLDINGS FIVE (D.C.) L.P., a Delaware limited partnership

                              By: SMITH FIVE, INC., a Delaware
                              corporation, its general partner

                              By: W.D. Minami
                                 --------------------------------
                                  W.D. Minami
                                  Vice President and
                                  Treasurer


                          SMITH PROPERTY HOLDINGS FIVE L.P., a Delaware limited partnership

                              By: SMITH FIVE, INC., a Delaware
                              corporation, its general partner

                              By: W.D. Minami
                                 --------------------------------
                                  W.D. Minami
                                  Vice President and
                                  Treasurer

                          SMITH PROPERTY HOLDINGS LINCOLN TOWERS L.L.C., a Virginia limited liability company

                              By: CHARLES E. SMITH RESIDENTIAL REALTY
                              L.P., a Delaware limited
                              partnership

                              By: Charles E. Smith Residential Realty,
                              Inc., a Maryland corporation, its general
                              partner

                              By: W.D. Minami
                                 --------------------------------
                                  W.D. Minami
                                  Senior Vice President,
                                  Chief Financial Officer and
                                  Treasurer


                          SMITH PROPERTY HOLDINGS ONE EAST DELAWARE L.L.C., a Delaware limited liability company

                              By: CHARLES E. SMITH RESIDENTIAL REALTY
                              L.P., a Delaware limited
                              partnership

                              By: Charles E. Smith Residential Realty,
                              Inc., a Maryland corporation, its general partner


                              By:    W.D. Minami
                                 ----------------------------------
                              Name:  W.D. Minami
                                   --------------------------------
                              Title: Senior Vice President and CFO
                                    -------------------------------

                                   EXHIBIT F

                      Qualifying Unencumbered Properties
                      ----------------------------------

1.   One East Delaware

2.   Lincoln Towers

3.   Westerly at Worldgate

4.   Boulevard of Old Town/Governor Spotswood Manor

5.   Van Ness South

6.   Suburban Towers

7.   Hunington

8.   Manor

9.   Worldgate (Retail)

10.  Albemarle

                                  SCHEDULE I

                             COMMITMENTS OF BANKS



                                    PERCENTAGE
                                        OF
        BANK           COMMITMENT   COMMITMENT
        ----          ------------  -----------

PNC BANK, NATIONAL
ASSOCIATION           $200,000,000    66 2/3%

U.S. BANK NATIONAL
ASSOCIATION           $ 50,000,000    16 2/3%


NATIONSBANK, N.A.     $ 50,000,000    16 2/3%


                                    CONSENT


     The undersigned, having executed and delivered the Joinder attached to the Credit Agreement referenced in the foregoing First Amendment to Third Amended and Restated Credit Agreement, hereby consents to the First Amendment to Third Amended and Restated Credit Agreement and to the amendments to the Credit Agreement contained therein, and hereby ratifies and confirms the undersigned's obligations under the Joinder.

                         CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                         a Maryland corporation


                         By:    W.D. Minami
                            ----------------------------------------
                         Name:  W.D. Minami
                              --------------------------------------
                         Title: Senior Vice President and CFO
                               -------------------------------------